Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Amendment”) is dated April 21, 2023, by and between TCI TT, LLC, a Delaware limited liability company (“Landlord”), and CVRx, Inc., a Delaware limited liability company (“Tenant”).

A.Landlord, as successor in interest to Duke Realty Limited Partnership, and Tenant are the current parties to that certain Lease dated October 13, 2008 (“Original Lease”), as amended by that certain First Lease Amendment dated November 30, 2010 (“First Amendment”), as further amended by that certain Second Lease Amendment dated October 22, 2012 (“Second Amendment”), as further amended by that certain Lease Amending Agreement No. 3 dated May 20, 2016 (“Third Amendment”), and as further amended by that certain Lease Amending Agreement No. 4 dated May 18, 2020 (“Fourth Amendment”) (the Original Lease, First Amendment, Second Amendment, Third Amendment and Fourth Amendment are hereinafter collectively referred to as the “Lease”), for the lease by Tenant of that certain space located at 9201 West Broadway North, Suite 650, Brooklyn Park, Minnesota 55445, consisting of approximately 23,890 rentable square feet, as more particularly described in the Lease (“Leased Premises”).

B.Landlord and Tenant desire to amend the Lease to extend the term of the Lease, and to make certain other specific modifications to the Lease, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Capitalized Terms.  All capitalized terms in this Amendment have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

2.Confirmation.  Tenant acknowledges and agrees that: (a) Tenant is in sole possession of the Leased Premises demised under the Lease; (b) all work, improvements and furnishings required by Landlord under the Lease have been completed and accepted by Tenant; (c) Tenant has no offset, claim, recoupment, or defense against the payment of rent or other sums and the performance of all obligations of Tenant under the Lease; (d) the Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; (e) Tenant has not assigned the Lease, or sublet the Leased Premises; and (f) Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease.

3.Term.  The Term of the Lease is extended for an additional forty-nine (49) consecutive months commencing August 1, 2024, such that it will expire on August 31, 2028 (“Extension Term”).

4.Monthly Rental Installments. The Monthly Rental Installments from and after August 1, 2024 is as follows:

Time Period			Rate (PSF)	Monthly Rental Installments
8/1/2024	–	7/31/2025	$10.50	$20,903.75*
8/1/2025	–	7/31/2026	$10.82	$21,540.82
8/1/2026	–	7/31/2027	$11.14	$22,177.88
8/1/2027	–	7/31/2028	$11.47	$22,834.86
8/1/2028	–	8/31/2028	$11.81	$23,511.74

*Tenant shall have no obligation to pay Monthly Rental Installments for the first (1st) month of the Extension Term (“Abated Rent Period”), reflecting the abatement of Twenty Thousand Nine Hundred Three and 75/100 Dollars ($20,903.75) of Monthly Rental Installments (“Abated Rent”). The Abated Rent granted under this Section is solely for the benefit of CVRx, Inc., and shall not be transferable to any assignee or subtenant. The Abated Rent will accrue as a contingent obligation of Tenant to Landlord but is not payable unless a default occurs under the Lease. Upon the occurrence of a default under the Lease, the Abated Rent will automatically become immediately due and payable to Landlord without notice or demand of any kind. If no such default occurs during the entire Extension Term, Tenant’s contingent obligation to pay the Abated Rent will automatically terminate upon the expiration of the Extension Term. Notwithstanding the foregoing, during the Abated Rent Period, Tenant will pay all other amounts due under the Lease, including Tenant’s Proportionate Share of Operating Expenses.

5.Condition of Leased Premises. Tenant accepts the Leased Premises in its as-is condition as of the commencement of the Extension Term, and Landlord will have no obligation to make or pay for any alterations, additions, improvements, or renovations in or to the Leased Premises to prepare it for Tenant’s occupancy during the Extension Term, except for the allowance provided for in Exhibit A.

6.Improvements by Tenant. All alterations or improvements by Tenant in the Leased Premises (“Alterations”) shall be subject to Article 7 of the Original Lease and Exhibit A attached hereto.

7.Real Estate Brokers.  Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesperson to act for it in connection with this Amendment, except for Capital Partners Management, LLC, on behalf of Landlord, and Tim Olsen, Carlson Partners, on behalf of Tenant, each of whom shall be paid a commission by Landlord pursuant to a separate written agreement. Landlord and Tenant each indemnify, defend, and hold the other party harmless from and against any and all claims by any other real estate broker or salesperson whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment.

8.Landlord’s Notice Address.  Effective immediately, Landlord’s notice address under the Lease is hereby amended and restated as follows: TCI TT, LLC, c/o Capital Partners Management, LLC, 5201 Eden Avenue, Suite 50, Edina, Minnesota 55436.

9.Rent Payments. All rent shall be paid to Landlord without notice, demand, abatement, deduction or offset, in lawful money of the United States via ACH as follows:

Receiver Bank Name: [***]

ABA / Routing Number: [***]

Beneficiary Acct. # [***]

Beneficiary Name: [***]

10.Option to Extend Lease Term.

a.Landlord hereby grants to Tenant one (1) option (“Option”) to extend the Extension Term for a period of three (3) years (“Option Term”) immediately following the expiration of the Extension Term. The Option shall be exercised, if at all, by written notice (“Option Notice”) delivered by Tenant to Landlord no later than nine (9) full months prior to the expiration of the Extension Term. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the end of the Extension Term, Tenant (i) is in uncured default under the Lease beyond any cure period, (ii) has assigned the Lease or its interest therein, or (iii) has sublet more than fifty percent (50%) of the Premises. Provided Tenant has properly and timely exercised the Option, the Extension Term shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except for the Annual Base Rent, which shall be adjusted to the “Fair Market Rental Value” for the Premises, but shall not be less than the then current Annual Base Rent. As used herein, “Fair Market Rental Value” shall mean the projected prevailing rental rate (but not inducements or other concessions) as of the first day of the Option Term for similarly improved premises situated in a similar building in a similar Northwest suburban market area, within or close to the Building with similar loading, clear height, and other attributes of the Building. No additional options to extend the Option Term shall be granted or allowed unless specifically agreed to in writing between Landlord and Tenant.

b.Landlord shall, within ten (10) days after Landlord receives the Option Notice, provide Tenant with Landlord’s good faith determination of the Fair Market Rental Value for the Option Term. Within ten (10) days after Tenant’s receipt of Landlord’s determination, Tenant shall notify Landlord of whether Tenant accepts or rejects such determination. If Tenant fails to notify Landlord within such ten (10) day period, Tenant shall be deemed to have accepted such determination. If Tenant properly notifies Landlord of its rejection of such determination, then Landlord and Tenant shall use good faith efforts to agree upon the Fair Market Rental Value within thirty (30) days following Landlord’s receipt of Tenant’s notice of objection (the “Outside Agreement Date”). If Tenant and Landlord are unable to agree on such Fair Market Rental Value by the Outside Agreement Date, then Landlord and Tenant shall each appoint an independent real estate broker with at least ten (10) years’ commercial real estate experience in the Northwest suburban market.  The two brokers shall then, within ten (10) days after their designation, select an independent third broker with like qualifications.  Landlord and Tenant shall each submit their determination of Fair Market Rental Value.  Within twenty (20) business days after the selection of the third broker, a majority of the brokers shall determine the Fair Market Rental Value by selecting either Landlord’s or Tenant’s determination of Fair Market Rental Value and may not average the two determinations. Each party shall pay the fees and expenses of the one of the two original appraisers appointed by such party, or in whose stead as above provided such appraiser was appointed, and the fees and expenses of the third appraiser shall be borne equally by both parties. The determination made pursuant to the foregoing procedures shall be final and binding on the parties and judgment upon any such determination may be entered by any court having jurisdiction thereof. Until Fair Market Rental Value is determined, amounts payable in reference to the Fair Market Rental Value shall be paid in accordance with the Landlord’s opinion of value, subject to adjustment upon resolution of such dispute.

11.Option Rights.  All option rights, if any, contained in the Lease, including, without limitation, options to extend or renew the term of the Lease or to expand the Leased Premises, are hereby deleted and are of no force and effect, except for the Option provided herein.

12.Further Assurances.  Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Amendment.

13.Successors and Assigns.  This Amendment is binding upon and inures to the benefit of the parties and their successors and assigns.

14.Reaffirmation.  Except as modified herein, all other terms and conditions of the Lease remain in full force and effect, and nothing herein may be construed to relieve either Landlord or Tenant of any obligations as set forth therein.

15.Conflicts.  In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment will govern.

16.Counterparts.  This Amendment may be executed in one or more counterparts, each of which is deemed an original, but all of which when taken together will constitute one agreement.

17.PDF Signatures.  In order to expedite this transaction, signatures sent by PDF via e-mail may be used in place of ink-signed original signatures on this Amendment or any other document or agreement in this transaction, other than those to be recorded in the public records. Landlord and Tenant intend to be bound by the signatures on each PDF document, are aware that the other party will rely on the PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment or any related document based on the form of signature. In the event PDF signatures are used in any instance, ink-signed originals of those documents must also be promptly exchanged by the parties, but the failure to subsequently deliver those originals will not affect the enforceability of the PDF signatures.

18.Construction.  This Amendment shall be construed under the laws of the State in which the Leased Premises is located. Whenever possible, each provision of this Amendment shall be interpreted in a manner that would render it effective and valid under applicable law. If any provision of this Amendment is determined to be invalid or unenforceable, that provision will be ineffective only to the extent of the prohibition or invalidity without invalidating or otherwise affecting the remaining provisions of this Amendment.

19.Corporate Authority.  Landlord and Tenant represent and warrant to the other that each has the power and authority to enter into this Amendment and that the person duly executing this Amendment on behalf of each party has the requisite power and authority to do so.

20.Entire Agreement.  The Lease, this Amendment, and any exhibits attached hereto, constitute the entire understanding of the parties with respect to this transaction, and supersede all prior agreements and understandings between the parties with respect to the subject matter. No representations, warranties, undertakings or promises, whether oral, implied, written, or otherwise, have been made by any party to any other party unless expressly stated in the above-referenced documents, or unless mutually agreed to in writing between the parties after the date hereof, and neither party has relied upon any verbal representations, agreements, or understandings not expressly set forth herein.

21.Effectiveness.  The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor will it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant will not constitute a reservation of or option or offer in favor of Tenant. The parties will be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other.  Before the complete execution and delivery of this Amendment by all parties, each party will be free to negotiate the form and terms of this Amendment in a manner acceptable to that party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party before the execution and delivery of this Amendment by the other party will be of no force and effect and will in no way prejudice the party that executed this Amendment or the party that has not executed this Amendment.

[Signature Page Follows]

IN AGREEMENT, the parties have executed this Amendment as of the day and year first written above.

LANDLORD:

TCI TT, LLC,

a Delaware limited liability company

By: /s/ H. Herbert Myers

Name: H. Herbert Myers

Title: President

TENANT:

CVRx, Inc.,

a Delaware limited liability company

By: /s/ Jared Oasheim

Name: Jared Oasheim

Title: CFO

EXHIBIT A

Tenant Improvements

1.Landlord will provide Tenant a cash allowance not to exceed $50,000.00 (“Allowance”) for the construction of standard tenant improvements to be mutually agreed upon by Landlord and Tenant (“Tenant Improvements”). The Allowance may be used by Tenant for all “hard” and “soft” costs of designing, developing, constructing, and completing the Tenant Improvements.

2.Tenant may use its own contractor and subcontractors (together, “Contractors”) to perform all Tenant Improvements. The names of all Contractors, together with proof they are licensed, are bonded and have worker’s compensation insurance must be provided to Landlord as hired.

3.Before commencement of the Tenant Improvements, Tenant must provide the following to Landlord, all of which must be to Landlord’s reasonable satisfaction and subject to Landlord’s prior written approval:

(a)Plans and specifications for the Tenant Improvements.

(b)An estimated budget and cost breakdown for the Tenant Improvements.

(c)An estimated completion schedule for the Tenant Improvements.

(d)The names and contact information for all Contractors and proof of worker’s compensation insurance, licensing, and bonding.

(e)Copies of all contracts with Contractors.

(f)Copies of all required permits for the Tenant Improvements, including a building permit issued by the applicable local municipality.

4.Tenant shall be solely responsible for the construction and completion of the Tenant Improvements to the reasonable satisfaction of Landlord and for the payment of all amounts due and payable in connection therewith, without cost or expense to Landlord except for Landlord’s obligation to pay the Allowance. Tenant shall diligently proceed with the construction and completion of the Tenant Improvements in accordance with the plans, specifications, and completion schedule approved by Landlord. Tenant shall secure all licenses and permits necessary for performance of the Tenant Improvements and for occupancy of the Leased Premises. No material changes may be made to the plans, specifications, or completion schedule approved by the Landlord, without Landlord’s prior written consent.

5.No materials, equipment, or fixtures may be delivered to or installed upon the Leased Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess the items, without Landlord’s prior written consent.

6.At all times, Landlord has the right to inspect the Tenant Improvements and Tenant will immediately cease work upon written notice from Landlord; provided, however, Landlord shall only require Tenant to cease work as a result of Tenant’s breach of the Lease, Tenant’s failure to comply with the plans and specifications approved by Landlord, safety concerns, or any other reasonable concern by Landlord.

7.Tenant must pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. Tenant shall obtain from each Contractor and provide to Landlord a mechanic’s lien waiver in form suitable for recording.

8.Tenant shall indemnify, defend, and hold Landlord harmless against any and all claims, demands, lawsuits, expenses, damages, and causes of action asserted by any person arising out of, caused by or relating to the Tenant Improvements, the Allowance, and/or Tenant’s use or operation of the Leased Premises. The foregoing indemnity shall include all expenses in connection with any claim. The provisions of this paragraph will survive the expiration or earlier termination of the Lease.

9.Tenant must maintain during the performance of the Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in the Lease, together with builders’ risk insurance for the amount of completed value of the Tenant Improvements on an all-risk non-reporting form covering all Tenant Improvements under construction, including building materials, and other insurance, in amounts and against risks as Landlord reasonably requires in connection with the Tenant Improvements.

10.Landlord reserves the right to establish reasonable rules and regulations for the use of the Building during the course of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean-up of construction related debris.

11.Upon completion of the Tenant Improvements, Tenant may request funding by Landlord of the amount due for the Allowance. Landlord may, but has no obligation to make any advances with respect to the Allowance until Landlord has received the following, all of which will be to the Landlord’s reasonable satisfaction:

(a)Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the applicable local municipality.

(b)A Certificate of Completion signed by the architect who prepared the plans and specifications approved by Landlord.

(c)An estoppel certificate signed by Tenant, in form satisfactory to Landlord, and stating that Tenant has taken occupancy of the Leased Premises and that there are no defaults under the Lease, and any other matters that Landlord may reasonably require.

(d)A cost breakdown itemizing all expenses for the Tenant Improvements for which the Tenant seeks Allowance reimbursement, together with invoices and receipts for the same.

(e)Mechanic’s lien waivers for all Tenant Improvements.

Within thirty (30) days of the receipt of the foregoing, Landlord will fund to Tenant the lower of (i) Tenant’s actual costs for the Tenant Improvements, or (ii) the Allowance, less any amounts paid in monthly installments as progress payments or directly to Tenant’s Contractors. Landlord shall only be obligated to pay the Allowance with respect to those costs submitted to Landlord by December 31, 2025, and Landlord shall have no obligation to pay any invoices received after such date or at any time during which Tenant is in default, beyond any applicable notice and cure period.

12.All Tenant Improvements, whether installed by Landlord or Tenant, will become a part of the Leased Premises, will be the property of Landlord and, subject to the provisions of the Lease, must be surrendered by Tenant with the Leased Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.